Exhibit 10.1

SOLERA HOLDINGS, INC.

SEVERANCE AGREEMENT AND RELEASE

This Confidential Severance Agreement and Release (“Agreement”) dated March 18, 2011 is made by and between John J. Giamatteo (“Employee”) and Solera Holdings, Inc. (“Company”) (individually referred to as a “Party” and collectively referred to as the “Parties”):

WHEREAS, Employee agreed to the terms of employment with the Company pursuant to an employment offer letter agreement dated December 18, 2009, as amended on January 13, 2010 (collectively, the “Offer Letter”), which Offer Letter provides for cash severance payments to Employee following a termination of Employee’s employment with the Company under certain circumstances (the “Offer Letter Severance”);

WHEREAS, Employee’s employment with the Company commenced on April 12, 2010;

WHEREAS, the Company and Employee have entered into an Employee Invention Assignment and Confidentiality Agreement (the “Confidentiality Agreement”);

WHEREAS, Employee was separated from the Company;

WHEREAS, Employee wishes to release the Company from any claims arising from or related to the employment relationship and separation thereof;

WHEREAS, the Parties, and each of them, wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that the Employee may have against the Company as defined herein, including, but not limited to, any and all claims arising or in any way related to Employee’s employment with, or separation from, the Company;

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

1. Separation Date. Employee was separated from the Company. If Employee enters into this Agreement, the effective date of Employee’s separation shall be March 31, 2011 (the “Separation Date”). If Employee does not enter into this Agreement, Employee will be deemed to have separated from the Company effective as of March 28, 2011.

2. Consideration. In exchange for Employee’s agreement to the general release and waiver of claims and covenant not to sue and Employee’s other promises herein, the Company agrees to pay Employee the consideration set forth in this Paragraph 2.

(a) Severance Amount. The Company agrees to pay Employee a lump sum of $115,000, less applicable withholdings, which amount is equal to twenty-five percent (25%) of Employee’s annual base salary as of the Separation Date (the “Salary Severance”). The Company will tender the Salary Severance payment to Employee by delivering a check for $115,000, less applicable withholdings, made payable to Employee within ten (10) business days following the later of the Effective Date (as defined below) of this Agreement or the Separation Date.

(b) Employee Equity Award Vesting. As of the date of this Agreement, Employee has no vested stock options and no vested restricted stock units (“RSUs”). Provided that Employee continues to comply with the terms of the Offer Letter, the Confidentiality Agreement, the Company’s policies applicable to Employee and this Agreement, Employee will remain an employee of the Company through the Separation Date and, on March 31, 2011, will vest in (i) 12,528 stock options and (ii) 7,341 RSUs. The RSUs, the stock options and the exercise of any stock options shall continue to be subject to the terms and conditions of the Company’s 2008 Omnibus Incentive Plan and the stock option agreements and RSU grant agreements between Employee and the Company, as applicable. By signing this Agreement, Employee acknowledges that he/she has ninety (90) days from the Separation Date to exercise his/her stock options granted pursuant to the 2008 Omnibus Incentive Plan that have vested through March 31, 2011 and, to the extent the vested stock options are not exercised within such 90 day period, the stock options will be forfeited and canceled.

(c) Consultancy. Following the Effective Date of this Agreement, the Company and Employee agree to enter into the Consulting Agreement and Statement of Work attached hereto as Exhibit A (the “Consulting Agreement”). The foregoing sentence notwithstanding, if the Effective Date of this Agreement is prior to the Separation Date, then the Company and Employee agree to enter into the Consulting Agreement following the Separation Date.

(d) Acknowledgments. By signing this Agreement, Employee acknowledges and agrees that: (i) there exists a genuine question about whether Employee is entitled to the Offer Letter Severance; (ii) as an “at will” employee, Employee’s employment could be terminated prior to March 31, 2011, in which case employee would not be entitled to the employee equity award vesting described in Paragraph 2(b) of this Agreement; and (iii) based on the market price of the Company’s common stock as of the date of this Agreement, the consideration payable to Employee pursuant to Paragraph 2(a), Paragraph 2(b), Paragraph 2(c) (including the consideration payable to Employee pursuant to the Consulting Agreement) and Paragraph 3 of this Agreement is greater than the Offer Letter Severance.

3. Benefits. Employee’s health insurance benefits will cease on March 31, 2011, subject to Employee’s right to continue his/her health insurance under COBRA. Employee’s participation in all other benefits and incidents of employment ceased on the Separation Date. Employee ceased accruing employee benefits, including, but not limited to, vacation time and paid time off, as of the Separation Date. Provided that Employee timely elects continuation coverage under COBRA as required by applicable law, the Company will reimburse the entire premium expenses for continuing Employee’s health care coverage and the coverage of Employee’s dependents who are covered at the Separation Date under COBRA for a period ending on the earlier of the date that is three (3) months after the Separation Date or the date on which Employee becomes eligible to be covered by the health care plans of another employer. With respect to COBRA premium reimbursement, Employee shall submit the COBRA invoice and proof of payment in a reasonable form to the Company every calendar month. Such COBRA documents shall be approved by the Company’s Chief Executive Officer or his designee prior to reimbursement payment. Reimbursement payment due Employee for COBRA premiums shall be made within thirty (30) days following the Company’s receipt and approval of Employee’s COBRA documents.

4. Confidential Information/Return of Company Property. Employee shall continue to maintain the confidentiality of all trade secrets and confidential and proprietary information of the Company and all of its direct or indirect subsidiaries (each a “Subsidiary” and collectively the “Subsidiaries”) and shall continue to comply with the terms and conditions of the Confidentiality Agreement, including the provisions relating to non-solicitation of employees of the Company or any of its Subsidiaries. Employee’s signature below constitutes his/her certification under penalty of perjury that he/she has returned all documents and other items provided to Employee by the Company or any Subsidiary, developed or obtained by Employee as a result of his/her employment with the Company, or otherwise belonging to the Company or any Subsidiary, including without limitation, any motor vehicle leased by the Company and provided to Employee pursuant to the Company’s executive vehicle program.

5. Acknowledgment of Payment of Wages. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, business expense reimbursements, commissions and any and all other benefits due to Employee as of the Separation Date. Employee agrees and acknowledges that the payments and benefits referenced in Paragraph 2 of this Agreement are not a payment for salary, wages, bonuses, accrued vacation, business expense reimbursements, commissions or any other benefits due to Employee in connection with his/her employment with the Company.

6. General Release of Claims.

(a) Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on his/her own behalf, and on behalf of his/her respective heirs, family members, executors, and assigns, hereby fully and forever releases the Company, the Subsidiaries and their officers, directors, employees, investors, stockholders, administrators, affiliates, divisions, predecessor and successor corporations, and assigns (collectively “Releasees”), from, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

(i) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship, including, but not limited to, claims under the Offer Letter for additional compensation or severance of any kind;

(ii) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(iii) any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment;

termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(iv) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act;

(v) any and all claims for violation of the federal, or any state, constitution;

(vi) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(vii) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(viii) any and all claims for attorneys’ fees and costs.

(b) The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to (i) any rights to indemnification Employee may have under the Company’s bylaws or Certificate of Incorporation, or pursuant to applicable law, (ii) any obligations owed to Employee pursuant to this Agreement, or (iii) any claims Employee may not release as a matter of law.

(c) Employee acknowledges and agrees that any breach of any provision of this Agreement shall constitute a material breach of this Agreement and shall entitle the Company immediately to recover the severance benefits provided to Employee under this Agreement. Employee shall also be responsible to the Company for all costs, attorneys’ fees and any and all damages incurred by the Company (i) enforcing the obligation, including the bringing of any legal proceeding to recover the monetary consideration, and (ii) defending against a claim or legal proceeding brought or pursued by Employee in violation of this provision.

7. Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that he/she is waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he/she has been advised by this writing that:

(a) he/she should consult with an attorney prior to executing this Agreement;

(b) he/she has up to twenty-one (21) days within which to consider this Agreement;

(c) he/she has seven (7) days following his/her execution of this Agreement to revoke the Agreement; and

(d) this Agreement shall not be effective until the revocation period has expired.

Nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Changes to this Agreement whether material or nonmaterial shall not restart the 21-day period.

8. General Release – Principle; Waiver; Representation. Employee hereby acknowledges that Employee is aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee. With knowledge of this principle, Employee hereby (i) agrees to expressly waive any rights Employee may have to that effect and (ii) represents that he/she is not aware of any claim by him/her other than the claims that are released by this Agreement.

9. Covenant Not to Sue.

(a) To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will Employee pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which Employee may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter covered by this Agreement.

(b) Nothing in this section shall prohibit Employee from filing a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, or other applicable agency. However, Employee understands and agrees that, by entering into this Agreement, Employee is releasing any and all individual claims for relief, and that any and all subsequent disputes between Employee and the Company shall be resolved through arbitration as provided below.

(c) Nothing in this section shall prohibit or impair Employee or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either Party to commit (or aid or abet in the commission of) any unlawful act.

(d) Employee acknowledges and agrees that any breach of any provision of this Agreement shall constitute a material breach of this Agreement and shall entitle the Company immediately to recover the severance benefits provided to Employee under this Agreement. Employee shall also be responsible to the Company for all costs, attorneys’ fees and any and all damages incurred by the Company (i) enforcing the obligation, including the bringing of any legal proceeding to recover the monetary consideration, and (ii) defending against a claim or legal proceeding brought or pursued by Employee in violation of this provision.

10. [RESERVED]

11. No Cooperation. Employee agrees that he/she will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against Releasees, unless under a subpoena or other court order to do so. Employee further agrees both to immediately notify the Company upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the Company.

12. Non-Disparagement. Employee agrees to refrain from conduct or speech derogatory about or detrimental to the Company or any Subsidiary and their officers, directors, employees, investors, stockholders, customers, agents or suppliers, including but not limited to defamation, libel or slander of the any of the foregoing or tortious interference with the contracts and relationships of the Company or any Subsidiary.

13. Non-Solicitation. Employee agrees that for a period of twelve (12) months immediately following the Effective Date, Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s or any Subsidiary’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, take away or hire employees of the Company, either for himself/herself or any other person or entity.

14. No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be:

(a) an admission of the truth or falsity of any claims heretofore made, or

(b) an acknowledgment or admission by either Party of any fault or liability whatsoever to the other Party or to any third party.

15. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with the preparation, negotiation and execution of this Agreement.

16. Indemnification. Employee agrees to indemnify and hold harmless the Company and the Subsidiaries from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys’ fees or expenses incurred by the Company or any of the Subsidiaries arising out of the breach of this Agreement by Employee, or from any false representation made herein by Employee, or from any action or proceeding which may be commenced, prosecuted or threatened by Employee or for Employee’s benefit, upon Employee’s initiative, or with Employee’s aid or approval, contrary to the provisions of this Agreement. Employee further agrees that in any such action or proceeding, this Agreement may be pled by the Company and/or the Subsidiary as a complete defense, or may be asserted by way of counterclaim or cross-claim.

17. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and the Subsidiaries and to bind the Company, the Subsidiaries and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he/she has the capacity to act on his/her own behalf and on behalf of all who might claim through him/her to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

18. No Representations. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

19. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

20. Entire Agreement. This Agreement, and the agreements incorporated herein by reference to the extent they are consistent with this Agreement, constitute the entire agreement and understanding between the Parties concerning the subject matter of this Agreement and all prior representations, understandings, and agreements concerning the subject matter of this Agreement have been merged into this Agreement.

21. No Waiver. The failure of any Party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

22. No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either Party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or by authorized representatives of each Party. No provision of this Agreement can be changed, altered, modified, or waived except by an executed writing by the Parties.

23. Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of Texas, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of Texas, without regard to choice of law principles.

24. Arbitration: Except for any claim for injunctive relief arising out of Employee’s breach of its obligations to protect the Company’s or a Subsidiary’s trade secrets or confidential and proprietary information, the Parties agree to arbitrate, in Dallas County, Texas and through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other Party. The arbitrator’s decision shall be final, binding, and conclusive. The Parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The Parties expressly waive any entitlement to have such controversies decided by a court or a jury.

25. Attorneys’ Fees. In the event that either Party brings a legal proceeding to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such a legal proceeding.

26. Effective Date. This Agreement is effective after it has been signed by both parties and after eight (8) days have passed since Employee has signed the Agreement (the “Effective Date”), unless revoked by Employee within seven (7) days after the date the Agreement was signed by Employee.

27. Counterparts/Facsimile/PDF Signatures. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original.

28. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains; and

(d) They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Solera Holdings, Inc.

Dated: March 18, 2011	By
Jason M. Brady
Senior Vice President, General Counsel and Secretary

John J. Giamatteo, an individual

Dated: MARCH 18, 2011
John J. Giamatteo

Exhibit A

Consulting Agreement and Statement of Work

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made as of April 1, 2011 (“Effective Date”), by and between Solera Holdings, Inc., a Delaware corporation having its principal place of business at 7 Village Circle, Suite 350, Westlake, TX 76262 (“Company”), and John J. Giamatteo, a natural person, whose address is 5900 McFarland Court, Plano Texas 75093 (“Consultant”).

WHEREAS, from on or about April 12, 2010, to on or about March 31, 2011, Consultant was employed by Company as its Chief Operating Officer.

WHEREAS, following Consultant’s separation from the Company as its Chief Operating Officer, Consultant agrees to provide the services described in this Agreement to assist the Company during a transition period.

WHEREAS, Company desires to have Consultant perform consulting services for Company, and Consultant desires to perform such services for Company, subject to and in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. SERVICES; PAYMENT.

1.1 Performance of Services. Consultant will perform the consulting services (“Services”) described in detail on Exhibit A to this Agreement (“Statement of Work”) in accordance with the terms and conditions of this Agreement and the Statement of Work.

1.2 Payment. Subject to the terms and conditions set forth herein, Company will pay Consultant fees in accordance with the terms set forth in the Statement of Work. Company will reimburse Consultant for reasonable, legitimate and properly documented business expenses incurred by Consultant in connection with performing Services, subject to Company’s standard travel and entertainment policies, a copy of which has been previously provided to Consultant. By signing this Agreement, Consultant acknowledges receiving and reading the Company’s standard travel and entertainment policies. Company may withhold any payment of fees or reimbursement of expenses pending receipt from Consultant of documentation or information that demonstrates Consultant’s compliance with laws and its obligations under this Agreement. Subject to the foregoing, Company will pay each invoice submitted by Consultant to Ms. Nikka Blunt at the Company’s Westlake headquarters within thirty (30) days following receipt and approval thereof.

2. RELATIONSHIP OF PARTIES.

2.1 Independent Contractor. Consultant will perform the Services under the general direction of Company, subject to the requirement that Consultant will at all times strictly comply with the Company’s policies and applicable laws, including but not limited to laws governing the international business activities of the Company such as the United States Foreign Corrupt Practices Act, as more fully detailed in Section 5.4 of this Agreement.

2.2 Employment Taxes and Benefits. Consultant will report as self-employment income all compensation received by Consultant pursuant to this Agreement. Consultant will indemnify Company and hold it harmless from and against all claims, damages, losses, costs and expenses, including reasonable fees and expenses of attorneys and other professionals, relating to any obligation imposed by law on Company to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with compensation received by Consultant pursuant to this Agreement. Except as expressly set forth in the Statement of Work, Consultant will not be entitled to receive any vacation or illness payments or to participate in any plans, arrangements, or distributions by Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits for Company’s employees.

3. OWNERSHIP AND INTELLECTUAL PROPERTY RIGHTS.

3.1 Definition of Innovations. Consultant agrees to disclose in writing to Company all inventions, products, designs, drawings, notes, documents, information, documentation, improvements, works of authorship, processes, techniques, know-how, algorithms, technical and business plans, specifications, hardware, circuits, computer languages, computer programs, databases, user interfaces, encoding techniques, and other materials or innovations of any kind that Consultant may make, conceive, develop or reduce to practice, alone or jointly with others, in connection with performing Services or that result from or that are related to such Services, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (collectively, “Innovations”).

3.2 Ownership of Innovations. Consultant and Company agree that, to the fullest extent legally possible, all Innovations will be works made for hire and owned exclusively by Company. Consultant agrees that, regardless of whether the Innovations are legally works made for hire, all Innovations will be the sole and exclusive property of Company. Consultant hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, all rights, titles and interests in and to the Innovations, including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights (collectively, “Intellectual Property Rights”) therein. At Company’s request and expense, during and after the term of this Agreement, Consultant will assist and cooperate with Company in all respects and will execute documents, and, subject to the reasonable availability of Consultant, give testimony and take such further acts reasonably requested by Company to enable Company to acquire, transfer, maintain, perfect and enforce its Intellectual Property Rights and other legal protections for the Innovations. Consultant hereby appoints the officers of Company as Consultant’s attorney-in-fact to execute documents on behalf of Consultant for this limited purpose.

3.3 Moral Rights. Consultant irrevocably agrees to waive and never to assert, any and all Moral Rights (as defined below) that Consultant may have in or with respect to any Innovation, during and after the term of this Agreement. “Moral Rights” mean any rights to claim authorship of any Innovation, to object to or prevent the modification or destruction of any Innovation, to withdraw from circulation or control the publication or distribution of any Innovation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is called or generally referred to as a “moral right.”

3.4 Related Rights. To the extent that Consultant owns or controls (presently or in the future) any patent rights, copyright rights, mask work rights, trade secret rights, or any other intellectual property or proprietary rights that block or interfere with the rights assigned to Company under this Agreement (collectively, “Related Rights”), Consultant hereby grants or will cause to be granted to Company a non-exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license (with the right to sublicense) to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit any products, software, hardware, methods or materials of any kind that are covered by such Related Rights, to the extent necessary to enable Company to exercise all of the rights assigned to Company under this Agreement.

4. CONFIDENTIAL INFORMATION. For purposes of this Agreement, “Confidential Information” means and will include: (i) any information, materials or knowledge regarding Company and its business, financial condition, products, programming techniques, customers, suppliers, technology or research and development that is disclosed to Consultant or to which Consultant has access in connection with performing Services and the Innovations. Confidential Information will not include, however, any information that is or becomes part of the public domain through no fault of Consultant or that Company regularly gives to third parties without restrictions on use or disclosure. Consultant agrees to hold all Confidential Information in strict confidence, not to use it in any way, commercially or otherwise, except in performing the Services, and not to disclose it to others. Consultant further agrees to take all action reasonably necessary to protect the confidentiality of all Confidential Information including, but not limited to, implementing and enforcing procedures to minimize the possibility of unauthorized use or disclosure of Confidential Information.

5. WARRANTIES.

5.1 Competitive Activities. During the term of this Agreement, Consultant will not, directly or indirectly, in any individual or representative capacity, engage or participate in or provide services to any business that is competitive with the types and kinds of business being conducted by Company.

5.2 Pre-existing Obligations. Consultant represents and warrants that Consultant has no pre-existing obligations or commitments (and will not assume or otherwise undertake any obligations or commitments) that would be in conflict or inconsistent with, or that would hinder Consultant’s performance of its obligations under this Agreement.

5.3 Solicitation of Services. Because of the trade secret subject matter of Company’s business, Consultant agrees that, during the term of this Agreement and for a period of one (1) year thereafter, it will not solicit the services of any of Company’s employees, consultants, suppliers or customers for Consultant’s own benefit or for the benefit of any other person or entity without prior written approval by Company.

5.4 Compliance with Laws. Consultant has not made, offered, promised, authorized, or committed, and will not make, offer, promise, authorize, or commit, any act in furtherance of the making of any payment of the giving of any benefit to any person, including but not limited to any public official, for the purpose of improperly influencing or inducing any act, omission, or decision of such person, or to secure any improper advantage for the Company in the conduct of its business. Consultant will promptly disclose any requests for such payments or benefits to the Company. Consultant will make and keep reasonable and accurate records of his activities and expenditures pursuant to this Agreement during the term of this Agreement and for a year following its termination, and will make such records available to the Company for inspection and copying on its reasonable request. Consultant warrants that he currently holds no positions that would make him a public official of any sovereign country or territory or any public international organization, or an official of a political party, and will promptly disclose to the Company any such positions that he may assume during the term of this Agreement.

6. INDEMNIFICATION. Consultant will indemnify and hold harmless Company from and against all claims, damages, losses and expenses, including court costs, investigation costs and reasonable attorneys’ fees, arising out of or resulting from any reckless or intentionally wrongful act of Consultant or any violation of the warranties set forth in Section 5 above.

7. TERM AND TERMINATION.

7.1 Term. This Agreement will commence on the Effective Date and, unless terminated earlier in accordance with the terms of this Agreement, will remain in force and effect for forty-five (45) days.

7.2 Termination for Breach. Either party may terminate this Agreement (including the Statement of Work) if the other party breaches any material term of this Agreement and fails to cure such breach within five (5) days following the breaching party’s receipt of written notice thereof from the non-breaching party.

7.3 Effect of Termination.

(a) Upon the expiration or termination of this Agreement for any reason, Consultant will promptly deliver to Company all Innovations, including all work in progress on any Innovations and all versions and portions thereof.

(b) Upon the expiration or any termination of this Agreement (except termination of this Agreement by Company pursuant to Section 7.2 for breach by Consultant and except for any violations of Section 5.4), Company will pay Consultant any amounts that are due and payable under Section 1.2 for Services performed by Consultant prior to the effective date of expiration or termination.

(c) Upon the expiration or termination of this Agreement for any reason, Consultant will promptly notify Company of all Confidential Information in Consultant’s possession or control and will promptly deliver all such Confidential Information to Company, at Consultant’s expense and in accordance with Company’s instructions.

7.4 Survival. The provisions of Sections 2.2, 3, 4, 5.3, 5.4, 6, 7.3, 7.4, 8, 9 of this Agreement and Section 3(b) of the Statement of Work will survive any expiration or termination of this Agreement, and the provisions of Section 3(a) of the Statement of Work will survive any termination or expiration of this Agreement other than a termination by the Company pursuant to Section 7.2.

8. LIMITATION OF LIABILITY. IN NO EVENT WILL COMPANY BE LIABLE TO CONSULTANT OR ANY THIRD PARTY FOR ANY SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF CONSULTANT OR SUCH THIRD PARTY HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

9. GENERAL.

9.1 No Election of Remedies. Except as expressly set forth in this Agreement, the exercise by Company of any of its remedies under this Agreement will be without prejudice to its other remedies under this Agreement or available at law or in equity.

9.2 Assignment. Consultant may not assign or transfer any of Consultant’s rights or delegate any of Consultant’s obligations under this Agreement, in whole or in part, without Company’s express prior written consent. Any attempted assignment, transfer or delegation, without such consent, will be void. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties’ permitted successors and assigns.

9.3 Equitable Remedies. Because the Services are personal and unique and because Consultant will have access to Confidential Information of Company, Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without having to post a bond or other consideration, in addition to all other remedies that Company may have for a breach of this Agreement.

9.4 Attorneys’ Fees. If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

9.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, excluding the body of law pertaining to conflict of laws. Any legal action or proceeding arising under this Agreement will be brought exclusively to the federal or state courts located in Dallas, Texas and the parties hereby irrevocably consent to the personal jurisdiction and venue therein.

9.6 Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of the Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.

9.7 Notices. All notices required or permitted under this Agreement will be in writing and delivered by confirmed facsimile transmission, by courier or overnight delivery service, or by certified mail, and in each instance will be deemed given upon receipt. All notices will be sent to the addresses set forth above or to such other address as may be specified by either party to the other in accordance with this Section.

9.8 Entire Agreement. This Agreement, together with the Statement of Work, constitute the complete and exclusive understanding and agreement of the parties with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof other than as set forth in last sentence of this Section 9.8. In the event of a conflict, the terms and conditions of the Statement of Work will take precedence over the terms and conditions of this Agreement. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto. Notwithstanding anything set forth in this Section 9.8 and except for Section 5.3 of this Agreement, this Agreement does not alter or change in any way the obligations and rights of the parties under the Employee Invention Assignment and Confidentiality Agreement executed by Consultant in connection with the commencement of his employment by the Company and Consultant’s employment offer letter agreement dated December 18, 2009, as amended on January 13, 2010.

9.9 Waiver. The waiver of any breach of any provision of this Agreement will not constitute a waiver of any subsequent breach of the same in other provisions hereof.

9.10 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the Effective Date.

COMPANY:	CONSULTANT:
By:	By:
Title:	Title:
Date:	Date:

EXHIBIT A

Statement of Work

This Statement of Work is issued under and subject to all of the terms and conditions of the Consulting Agreement effective as of April 1, 2011 by and between Solera Holdings, Inc. (“Company”) and John Giamatteo (“Consultant”).

1. Description of Services

Consultant shall report to the Company’s Chief Executive Officer.

Consultant will provide the following Services: (i) transition duties to support (a) the Company’s Chief Executive Officer and (b) the Company’s ongoing business initiatives in Canada; and (ii) such other services as are determined by the Company’s Chief Executive Officer.

2. Payment Terms

Fee: As consideration for the Services, the Company will pay Consultant $50,000 following the expiration of this Agreement. The Company will pay said fee by the tenth day of the month following the expiration of this Agreement.

Expenses: The Company will reimburse Consultant for all reasonable travel and out-of-pocket expenses incurred by Consultant solely in performing the Services. Consultant shall submit all statements for expenses in a reasonable form to the Company every calendar month. Such statements shall be approved by the Company’s Chief Executive Officer or his designee prior to payment. Payment due Consultant for expenses shall be made within thirty days following the Company’s receipt and approval of Consultant’s statement of expenses.